EXHIBIT 10.5

CHANGE IN CONTROL AGREEMENT

FOR

DONALD K. DODSON

This Change in Control Agreement (the “Agreement”) is effective as of the 1st day of October, 2010 (the “Effective Date”), by and between Cape Bank, a New Jersey chartered stock bank (the “Bank”), with its principal offices at Cape May Court House, New Jersey, and  (“Executive”).  Any reference herein to the “Company” shall mean Cape Bancorp, Inc., the holding company of the Bank.

WHEREAS, Executive is serving as Senior Vice President and Regional Manager, Commercial Loans of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

WHEREAS, Executive is presently a party to a Change in Control Agreement dated July 26, 2007, and the Bank desires to replace said agreement with this Agreement in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM

The term of this Agreement will begin as of the Effective Date and will continue for twelve (12) full calendar months thereafter.  Within ninety (90) days before each anniversary of the Effective Date of this Agreement (the “Anniversary Date”), the Chief Executive Officer of the Bank shall provide a recommendation to the Board regarding the renewal or nonrenewal of the Agreement.  On the basis of the Chief Executive Officer’s recommendation, the disinterested members of the Board of Directors of the Bank (the “Board”) or, in the Board’s discretion, a Committee designated by the Board, will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement for an additional year, and the results thereof, along with the Chief Executive Officer’s recommendation, will be included in the minutes of the Board’s or Committee’s meeting.  On the basis of the results of the performance evaluation, the disinterested members of the Board or Committee, as applicable, may extend the term of this Agreement for an additional year such that the remaining term shall be twelve (12) months, and notice of such extension shall be provided to Executive.  If such notice is not provided to Executive, the term of this Agreement will terminate on such Anniversary Date.  Notwithstanding the foregoing, in the event that at any time prior to the Anniversary Date the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control under Section 2(a) hereof, then the term of this Agreement shall be extended and shall terminate twelve (12) months following the date on which the Change in Control occurs.

2.	DEFINITIONS

(a)           Change in Control.  For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)
Merger:  The Company merges into, or consolidates with, another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(ii)
Acquisition of Significant Share Ownership:  There is filed, or required to be filed, a report on Schedule 13D or 13G or another form or schedule required under Sections 13(d), 13(g) or 14(d) of the Securities Exchange Act of 1934, which schedule discloses that the filing person or persons acting in concert has, or have become, the beneficial owner of 25% or more of a class of the Company’s voting securities.

(iii)
Change in Board Composition:  Individuals who constitute the Company’s or the Bank’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be, for purposes of this clause (iii) be considered as though he or she was a member of the Incumbent Board; or

(iv)	Sale of Assets: The Company sells to a third party all, or substantially all, of its assets.

(b)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs during the term of this Agreement:

(i)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive’s position and title that the Executive held immediately prior to the Change in Control;

(ii)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope then the position Executive held immediately prior to the Change in Control;

(iii)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(iv)
a material reduction in Executive’s Base Salary or benefits provided to the Executive from those provided at the effective date of the Change in Control (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law)); or

(v)	a relocation of Executive’s principal place of employment by more than fifty (50) miles from its location as of the date of this Agreement,

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within sixty (60) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Cause.  For purposes of this Agreement, termination for “Cause” shall mean a  termination of Executive following a Change in Control because of Executive’s:

(i)	material act of dishonesty in performing Executive’s duties on behalf of the Bank or incompetence in the performance of such duties;

(ii)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)	breach of fiduciary duty involving personal profit;

(iv)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(v)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above.  For purposes of this definition, no act or failure to act by the Executive shall be considered willful, unless done, or omitted to be done, by him not in good faith without a reasonable belief that his action or omission was in the best interest of the Bank.

3.	BENEFITS UPON TERMINATION

The Board or the President of the Bank may terminate Executive’s employment at any time prior to the occurrence of a Change in Control and Executive shall not be entitled to any payments or benefits hereunder.  This Agreement shall terminate upon Executive’s termination of employment prior to the occurrence of a Change in Control.  Following the occurrence of a Change in Control, the Board may terminate Executive’s employment at any time, but any such termination, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  If Executive’s employment by the Bank shall be terminated within twelve (12) months subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) Executive for Good Reason, then the Bank, or its successor, shall:

(a)           pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a lump-sum cash payment equal to one (1) times Executive’s Base Salary and average bonus earned during the three (3) years prior to the year in which the termination occurs.  Such payment shall be payable within ten (10) calendar days of Executive’s termination.  Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Agreement unless and until Executive executes a release of his claims against the Bank, the Company and their affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

(b)           In addition, the Bank will cause to be continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for a period of one (1) year, at no cost to the Executive; provided, however, that if earlier, such non-taxable medical and dental insurance coverage shall cease on the date Executive becomes eligible for Medicare coverage unless Executive is covered by family coverage or coverage for self and a spouse, in which case Executive’s family or spouse shall continue to be covered for the remainder of the one (1) year period.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to taxes or penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that Executive is no longer permitted to receive in-kind.  Such lump sum payment shall be required to be made no later than two and one-half months following Executive’s termination of employment, or if later, within two and one-half months following a determination that such payment would be illegal or subject to taxes or penalties.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED REGULATORY PROVISIONS

(a)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b)           Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)           This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior employment agreements, change in control agreements (including the change in control agreement dated July 26, 2007), consulting agreements, understandings or representations relating to the subject matter hereof.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Bank and the Executive shall each pay one-half of the fees and expenses of the single arbitrator and the payment of the Executive’s legal fees shall be determined under Section 13 of this Agreement.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	SUCCESSORS AND ASSIGNS

This Agreement is binding upon the Bank, the Company and any successor or assignee of the Bank or the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, and such successor or assignee shall expressly and unconditionally assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

15.	OBLIGATIONS OF THE PARTIES

(a)           Obligations of the Bank.  The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

(b)           Obligations of the Executive.  Executive covenants and agrees that, for a period of one (1) year following a termination of employment for which Executive is entitled to a benefit under Section 3 above, the Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)
solicit, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office; or

(ii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, effective as of the day and date first set forth above.

ATTEST:		CAPE BANK

/s/ Joan B. Ditmars	By:	/s/ Michael D. Devlin
Name: Michael D. Devlin
Title: President & CEO

WITNESS:		EXECUTIVE

/s/ Guy Hackney	By:	/s/ Donald K. Dodson
Donald K. Dodson